EXHIBIT 16.1

April 26, 2018

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of U.S. Stem Cell, Inc.'s Form 8-K dated April 23, 2018 to be filed with the Securities and Exchange Commission, and agree with the statements concerning our Firm under Item 4.01(a) in such Form 8-K.

We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Fiondella, Milone & LaSaracina LLP